Exhibit 99.1

[HNR LOGO]

FOR IMMEDIATE RELEASE

HARVEST NATURAL RESOURCES ANNOUNCES AGREEMENT TO EXCHANGE COMMON STOCK FOR OUTSTANDING 8.25% SENIOR CONVERTIBLE NOTES

HOUSTON, TEXAS – March 9, 2012 – Harvest Natural Resources, Inc. (NYSE: HNR) announced today that it has entered into exchange agreements with certain holders of the Company’s existing 8.25 percent senior convertible notes. These holders will be issued 3,036,960 shares of the Company’s common stock in exchange for $15,984,000 in aggregate principal amount of 8.25 percent senior convertible notes and associated interest.

The material terms of the exchange agreements are described in more detail in the Company’s Current Report on Form 8-K, to be filed today with the Securities and Exchange Commission.

The common stock will be issued under Regulation D of the Securities Act of 1933, as amended. The common stock to be issued has not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from registration requirements. This press release is not an offer to sell or the solicitation of an offer to buy any securities, nor shall it constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Harvest Natural Resources

Harvest Natural Resources, Inc., headquartered in Houston, Texas, is an independent energy company with principal operations in Venezuela, exploration assets in Indonesia, West Africa, China and Oman and business development offices in Singapore and the United Kingdom. For more information visit the Company’s website at www.harvestnr.com.

CONTACT:

Stephen C. Haynes

Vice President, Chief Financial Officer

(281) 899-5716

This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. They include estimates and timing of expected oil and gas production, oil and gas reserve projections of future oil pricing, future expenses, planned capital expenditures, anticipated cash flow and our business strategy. All statements other than statements of historical facts may constitute forward-looking statements. Although Harvest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Actual results may differ materially from Harvest’s expectations as a result of factors discussed in Harvest’s 2010 Annual Report on Form 10-K and other public filings.